Exhibit 99.1

EXCO Resources, Inc. 12377 Merit Drive • Suite 1700 • Dallas, Texas 75251 Phone (214) 368-2084 • Fax (972) 367-3559

EXCO RESOURCES, INC. REPORTS

YEAR END 2010 PROVED RESERVES

DALLAS, TEXAS, January 13, 2011… EXCO Resources, Inc. (NYSE: XCO) today announced a significant increase in its estimated proved reserves from prior year levels primarily attributable to continued drilling success in the Haynesville shale play.

Our proved reserves at December 31, 2010 are estimated at 1.5 trillion cubic feet equivalent (Tcfe) with a pre-tax PV10, a non-GAAP measure, of $1.4 billion, calculated pursuant to SEC pricing rules, which are based on the simple average of the first of the month reference natural gas and oil prices for the prior twelve month period, adjusted for energy content, quality and basis differentials. For 2010, the reference price was $4.38 per Mmbtu for natural gas and $79.43 per Bbl for oil which resulted in an adjusted price of $4.37 per Mmbtu for natural gas and $75.83 per Bbl for oil. At year end 2010 our proved reserves were 55% proved developed and 97% natural gas. Based on our estimated full year 2010 production of 112 Bcfe, our reserve life equates to 13.4 years. Using the five year futures strip price at December 31, 2010 averaging $5.23 per Mmbtu for natural gas and $93.09 per Bbl for oil, as adjusted for energy content, quality and basis differentials our estimated proved reserves, would have been 1.6 Tcfe with a pre-tax PV10 of $2.1 billion.

	Proved Reserves
	(Bcfe)
	2010	2009	Increase
Proved developed	822	643	28%
Proved undeveloped	677	316	114%

Total	1,499	959	56%

We estimate our total net resource potential to be approximately 11.3 Tcfe as of December 31, 2010. Our year end proved reserves and estimated unproved resource potential do not include any effects of our previously announced Marcellus shale acquisition from Chief Oil & Gas LLC (Chief). Chief received a required waiver from a third party and on January 11, 2011, the purchase price was released from escrow. We have also entered into a definitive agreement with a private company for the purchase of additional Marcellus shale properties with associated shallow production primarily in Jefferson and Clarion counties in Pennsylvania for $95 million, which is expected to close in the first quarter of 2011. BG Group, plc (BG Group) has the right to participate for 50% of these acquisitions. The total resource potential, including proved reserves, attributable to these acquisitions is approximately 3.4 Tcfe, of which 1.7 Tcfe would be net to EXCO if BG Group elects to participate in these acquisitions.

We currently hold approximately 76,000 net acres prospective for the Haynesville and Bossier shales. Pro forma for the closing of the two previously mentioned Marcellus shale acquisitions and assuming BG Group elects to participate in these acquisitions, we will hold approximately 152,000 net acres prospective for the Marcellus shale. This acreage position across both plays would result in a total shale drilling inventory of approximately 9,300 gross potential drilling locations.

The information in this release is unaudited and subject to revision. Audited and final results will be provided in our Annual Report on Form 10-K for the year ended December 31, 2010 currently planned to be filed with Securities and Exchange Commission by the end of February 2011. We believe that the presentation of pre-tax discounted present value is relevant and useful to our investors because it presents the discounted future net cash flows attributable to our proved reserves prior to taking into account future corporate income taxes and our current tax structure. We further believe investors and creditors use pre-tax discounted present value as a basis for comparison of the relative size and value of our reserves as compared with other companies. EXCO’s pre-tax discounted present value as of December 31, 2010 may be reconciled to its standardized measure of discounted future net cash flows as of December 31, 2010 by reducing EXCO’s pre-tax discounted present value by the discounted future income taxes associated with such reserves. This reconciliation is not currently available and will be included, along with additional reserve disclosure, in our 2010 earnings release.

Additional information about EXCO Resources, Inc. may be obtained by contacting EXCO’s Chairman, Douglas H. Miller, or its President, Stephen F. Smith, at EXCO’s headquarters, 12377 Merit Drive, Suite 1700, Dallas, TX 75251, telephone number (214) 368-2084, or by visiting EXCO’s website at www.excoresources.com. EXCO’s SEC filings and press releases can be found under the Investor Relations tab.

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We believe that it is important to communicate our expectations of future performance to our investors. However, events may occur in the future that we are unable to accurately predict, or over which we have no control. You are cautioned not to place undue reliance on a forward-looking statement. When considering our forward-looking statements, keep in mind the risk factors and other cautionary statements in this press release, and the risk factors included in the Annual Report on Form 10-K for the year ended December 31, 2009 and our other periodic filings with the SEC.

Our revenues, operating results, financial condition and ability to borrow funds or obtain additional capital depend substantially on prevailing prices for oil and natural gas. Declines in oil or natural gas prices may materially adversely affect our financial condition, liquidity, ability to obtain financing and operating results. Lower oil or natural gas prices also may reduce the amount of oil or natural gas that we can produce economically. A decline in oil and/or natural gas prices could have a material adverse effect on the estimated value and estimated quantities of our oil and natural gas reserves, our ability to fund our operations and our financial condition, cash flow, results of operations and access to capital. Historically, oil and natural gas prices and markets have been volatile, with prices fluctuating widely, and they are likely to continue to be volatile.

The SEC permits oil and natural gas companies in filings made with the SEC to disclose proved reserves that a company has demonstrated by actual production or conclusive formation tests to be economically and legally producible under existing economic and operating conditions. Beginning with reserves reported for the year ended December 31, 2009, the SEC permits optional disclosure of “probable” and “possible” reserves in its filings with the SEC. EXCO may use broader terms to describe additional reserve opportunities such as “potential,” “unproved,” or “unbooked potential,” to describe volumes of reserves potentially recoverable through additional drilling or recovery techniques that the SEC’s guidelines strictly prohibit us from including in filings with the SEC. These estimates are by their nature more speculative than estimates of proved, probable or possible reserves and accordingly are subject to substantially greater risk of being actually realized by the company. While we believe our calculations of unproved drillsites and estimation of unproved reserves have been appropriately risked and are reasonable, such calculations and estimates have not been reviewed by third party engineers or appraisers. Investors are urged to consider closely the disclosure in our Annual Report on Form 10-K for the year ended December 31, 2009, which is available on our website at www.excoresources.com under the Investor Relations tab.